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                                                                EXHIBIT 10(j)

                1992 LONG TERM PERFORMANCE COMPENSATION PROGRAM

I.  INTRODUCTION

    The Long Term Performance Compensation Program ("LTP") is intended to provide guidelines for awards of performance based restricted shares of common stock and non-qualified stock options in 1992 and subsequent years made by the Management Resources and Compensation Committee ("Committee") under the Whitman Corporation 1982 Stock Option, Restricted Stock Award and Performance Award Plan (the "Plan").

    The LTP will be implemented in two phases. The first phase involves formula-based stock options for the category of executives who were eligible for stock options under the Plan in 1991. In the second phase, awards will consist of performance based restricted stock and stock options. Award values and vesting will depend on compensation practices at comparable companies and Whitman shareholder returns exceeding designated percentiles of the S&P 500.

    Restricted shares will comprise 50% of the value of performance awards for senior management policy makers. The remaining 50% of their awards and 100% of the awards for the remaining executives will be made in non-qualified stock options based on the same performance criteria as restricted stock.

    One hundred and twelve executives of Whitman and its three operating companies are eligible under these guidelines. Twenty-eight are classified as senior management and will be eligible for restricted shares and stock options. The remaining eighty-four executives will be eligible for stock options only.

II. SUMMARY DESCRIPTION OF THE LTP

    A.  Purpose

        1. To motivate key executives to balance achievement of short and long term strategic business objectives in order to promote long term growth in shareholder value.

        2. To permit key executives to share in the creation of shareholder value through a competitive long-term capital accumulation plan, which will:

            o   link executive and shareholder self interest;

            o reward superior performance as measured by relative total return to shareholders compared to the results of other companies in the S&P 500 index;

            o integrate appropriately with base salary and annual incentive arrangements.


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    B.  Award Vehicles

        Subject to the approval of the Committee, awards will be made annually in the form of shares of restricted common stock and non-qualified stock options based on total return against the S&P 500.

        1. For senior management executives ("SMEs"), annual awards will be 50% in restricted shares and 50% in stock options.

        2. For all other key executives, annual awards will be made 100% in stock options.

    C.  Participants

        1. All awards of stock options and restricted stock are made at the discretion of the Committee. The Committee may modify or terminate the LTP at any time. Participation by an executive in one year would not guarantee participation in future years.

        2. SMEs who qualify for a combination of restricted shares and stock options are defined as those individuals who make policy affecting the investment and optimization of the financial and human resources necessary to the attainment of the strategic objectives of the Company.

        3. Key executives who are eligible for stock options only are defined as those individuals who participate in the Company's Management Incentive Compensation Plan, who are not SMEs and who are primarily responsible for implementation of strategies affecting the investment of the financial and human resources of the Company.

    D.  Grant Values

        An individual's target award is the total dollar value of the LTP award when Whitman's cumulative total return to shareholders (stock price plus dividends) is equal to the cumulative total return of the S&P 500 at the 60th percentile. The dollar value of the individual target awards will reflect job classifications and be based on a comparator group of companies for comparable jobs.

        Restricted stock award values shall be expressed in terms of the dollar value of each restricted share of common stock based on market price at time of award. Stock option values shall be expressed in terms of the present dollar value of each option share based on an independent evaluation method as of the date of award.

        The LTP is designed to reward superior performance. Target awards will be made for performance at the 60th percentile of the S&P 500. Performance at the 80th percentile and above will produce an award of 200% of the target award; and performance at the 49th percentile or below will produce no award. For each 1% increase of percentile performance above the 60th percentile, the target award will increase 5% up to the maximum of 200% of target at the 80th percentile of the S&P 500. For each 1% decrease in percentile performance from the 60th


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        percentile, the target award will decrease 5% down to a minimum award of 50% of target at the 50th percentile of the S&P 500.

    E.  Terms of Grant

        1.  With respect to restricted shares and stock options:

            a. For 1992, stock options only shall be granted for all participants in the LTP based on formulas reflecting long term compensation values for executives with comparable responsibilities at peer group companies. Such options will be exercisable and vest in accordance with section E.3.b. below.

            b. Performance Based Restricted Shares ("PBRS") and Performance Based Stock Options ("PBSOs") will be awarded in 1993 and in each succeeding year following and based on the performance results of the measurement period ending in such year.

            c. PBRS and PBSO award amounts and vesting shall be determined by relative total return to shareholders from the first to the last business day of a measurement period based on stock price appreciation and dividends.

        2.  Performance Based Restricted Shares

            a. Beginning with the awards granted in 1993, one-half of the awards to SMEs will be in PBRS based on the percentile performance relationship of the Company to the S&P 500 for the applicable measurement period. (1) Beginning in 1995, a rolling three year average will be used.

                (1) For 1993 the measurement period is 4/29/91 - 3/31/93. For 1994 the measurement period is 4/2/91 - 3/31/94.
                For 1995 and subsequent years the measurement period is the three year period ending on March 31st.

            b. Subject to the performance criteria, 1/3 of the restrictions for each PBRS award will be released in each of the next three succeeding years in which an award is made based on continuing performance at or above the 50th percentile. For years in which performance is below the 50th percentile, release of restrictions will be deferred until performance is at the 50th percentile or above.

        3.  Performance Based Stock Options

            a. Beginning with awards granted in 1993, one half of the awards granted to SMEs and all awards granted to other key employees will be in PBSOs based on the percentile performance relationship of the Company to the S&P 500 over the appropriate measurement period.(2)

                (2) The above measurement period for PBRS. (E.2.a.)


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            b.  One third of PBSO's shall vest and be exercisable one year from the date of grant and one third each year thereafter.

    F.  Performance Measurement Methodology

        Relative total return to shareholders includes stock price appreciation, plus dividend return for the measurement period (two years ending March 31, 1993 and three years ending each succeeding March 31). Whitman's relative total return performance will be determined using the stock prices for the five business days before and after March 31st of a year, if appropriate in order to avoid distortions. Relative total return will be determined by Whitman's percentile rank in the S&P 500 for the measurement period.

    G.  Change in Control

        In the event of a "change in control", as defined in the Plan, each executive holding outstanding but unvested PBRS or PBSOs shall have all of the rights of a "Holder" specified in Paragraphs 10(b) and 10(a), respectively, of the Plan. In such event, participants in the LTP shall also have the rights specified in Paragraphs 10(c) and 10(d) of the Plan in respect of partially completed measurement periods or a completed measurement period for which PBRS and PBSOs have been earned but not yet awarded.


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